Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277140-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 16, 2024)

$700,000,000

Kentucky Utilities Company

5.850% First Mortgage Bonds due 2055

Kentucky Utilities Company is offering $700,000,000 in aggregate principal amount of its First Mortgage Bonds, 5.850% Series due 2055 (the “Bonds”). Interest on the Bonds will be payable on February 15 and August 15 of each year, commencing February 15, 2026, and at maturity, as further described in this prospectus supplement. The Bonds will mature on August 15, 2055, unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, as described herein. See “Description of the Bonds—Redemption.”

The Bonds will be our senior secured indebtedness and will rank equally with all of our other outstanding senior secured indebtedness from time to time outstanding under our 2010 mortgage indenture. See “Description of the Bonds—Security; Lien of the Mortgage” herein.

Investing in the Bonds involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus and beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2024.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per Bond	99.971%	0.875%	99.096%
Total	$699,797,000	$6,125,000	$693,672,000

(1)	Plus accrued interest, if any, from August 13, 2025.

The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., on or about August 13, 2025.

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Scotiabank

MUFG	Truist Securities

Co-Managers

BNY Capital Markets	Huntington Capital Markets	SMBC Nikko

Academy Securities	AmeriVet Securities	Bancroft Capital, LLC

The date of this prospectus supplement is August 4, 2025.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” refer to Kentucky Utilities Company.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that Kentucky Utilities Company (“KU” or the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Bonds using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein and herein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and supersede that information in the accompanying prospectus.

Certain affiliates of KU, including PPL Corporation and Louisville Gas and Electric Company, have also registered their securities on the “shelf” registration statement referred to above. However, the Bonds are solely obligations of KU, and not of PPL Corporation or any of PPL Corporation’s other subsidiaries or of any other affiliate of KU. None of PPL Corporation or any of KU’s other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

KU files reports and other information with the SEC. You may obtain copies of this information from the SEC at its website, http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

KU’s Internet Web site is http://www.lge-ku.com. Our ultimate parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor page of that Web site, PPL Corporation provides access to SEC filings of KU free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at KU’s Web site nor the information at PPL Corporation’s Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

In addition, reports and other information concerning KU can be inspected at its offices at One Quality Street, Lexington, Kentucky 40507 (Telephone Number (502) 627-2000) or at the offices of PPL Services Corporation at 645 Hamilton Street, Allentown, Pennsylvania 18101 (Telephone Number (610) 774-5151).

Incorporation by Reference

KU will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about KU.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2024
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2025 and June 30, 2025
Current Reports on Form 8-K	January 2, 2025, February 28, 2025, May 15, 2025 and July 29, 2025

Additional documents that KU files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning KU at: Kentucky Utilities Company, c/o PPL Services Corporation, 645 Hamilton Street, Allentown, Pennsylvania 18101, Attention: Treasury Department, Telephone: (610) 774-5151.

SUMMARY

The following summary contains information about the offering by KU of its Bonds described below. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of KU and the offering of the Bonds, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Issuer	Kentucky Utilities Company

Securities Offered	$700,000,000 aggregate principal amount of KU’s First Mortgage Bonds, 5.850% Series due 2055 (the “Bonds”).

Stated Maturity Date	The Bonds will mature on August 15, 2055.

Interest Payment Dates	Interest on the Bonds will be payable on February 15 and August 15 of each year, commencing on February 15, 2026, and at maturity, or upon earlier redemption.

Interest Rate	The Bonds will bear interest at the rate of 5.850% per annum.

Redemption	The Bonds may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus supplement. The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Bond prior to the Stated Maturity Date. See “Description of the Bonds—Redemption.”

Ranking	The Bonds will be our senior secured indebtedness and will rank equally in right of payment with our existing and future first mortgage bonds issued under our Mortgage. See “Description of the Bonds—General” and “Description of the Bonds—Security; Lien of the Mortgage.”

Security	The Bonds will be secured, equally and ratably, by the lien of the Mortgage, which constitutes a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used in the generation, transmission and distribution of electricity, other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and certain other excepted property, and subject to certain Permitted Liens, as described under “Description of the Bonds—Security; Lien of the Mortgage.”

Listing	We do not intend to apply to list the Bonds on any securities exchange.

Form and Denomination

The Bonds will be initially issued in the form of one or more global securities, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company

(“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Bonds—General” and “Description of the Bonds—Book-Entry Only Issuance—The Depository Trust Company.”

Use of Proceeds	We intend to use the net proceeds of this offering to repay our $250 million aggregate principal amount 3.300% Series First Mortgage Bonds due October 1, 2025, to repay short-term debt and for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates hold a portion of the debt that we intend to repay using the net proceeds of this offering. As such, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offering of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Reopening of the Series	We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds, other than the date of initial issuance, the price to public, and, in some circumstances, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage. See “Description of the Bonds—General.”

Governing Law	The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by the laws of the Commonwealth of Kentucky.

RISK FACTORS

Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 2 of the accompanying prospectus and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, beginning on page 17, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

Our credit ratings and ratings on the Bonds may not reflect all risks of your investment in the Bonds.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Bonds. These credit ratings may not reflect the potential impact of risks relating to the terms or market for the Bonds. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market for the Bonds may not develop.

The Bonds are a new issue of securities with no established trading market and we do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to repay our $250 million aggregate principal amount 3.300% Series First Mortgage Bonds due October 1, 2025, to repay short-term debt and for other general corporate purposes. At June 30, 2025, we had $275 million of outstanding short-term debt, including commercial paper borrowings, bearing interest at a weighted average interest rate of 4.66%.

Certain of the underwriters or their affiliates hold a portion of the debt that we intend to repay using the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2025 on an actual basis, and on an as adjusted basis to give effect to the issuance of the Bonds in this offering. This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2025
	Actual	As Adjusted
	(In millions)
Long-term debt, including current portion	$3,067	$3,067
Bonds offered hereby	—	700

Total long-term debt	$3,067	3,767

Total equity	$4,428	4,428

Total capitalization	$7,495	$8,195

DESCRIPTION OF THE BONDS

The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage (as defined below) under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

We will issue the Bonds as a series of debt securities under our indenture, dated as of October 1, 2010 (as such indenture has been and may be amended and supplemented from time to time, the “Mortgage”), with The Bank of New York Mellon, as trustee (the “Trustee”). The Mortgage does not effectively limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under “Issuance of Additional Mortgage Securities.” The Bonds and all other debt securities issued previously or hereafter issued under the Mortgage are collectively referred to herein as “Mortgage Securities.” The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions as described below, on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity. See “—Security; Lien of the Mortgage.” As of June 30, 2025, approximately $3.089 billion of first mortgage bonds are issued and outstanding under the Mortgage, including $389 million which have been pledged to secure pollution control revenue bonds issued by various counties in Kentucky on our behalf.

The Bonds will be issued in fully registered form only, without coupons. The Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Bonds will be $2,000 and integral multiples of $1,000 in excess thereof. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

The Bonds are initially being offered in one series in the principal amount of $700,000,000. We may, without the consent of the Holders of the Bonds, increase the principal amount of the series of Bonds and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, the price to public and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Bonds, but we will not reopen a series unless the additional bonds are fungible with the previously issued bonds for U.S. federal income tax purposes or such additional bonds are issued with a separate CUSIP number. Any such additional bonds would, together with the Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting, waivers and amendments.

Maturity; Interest

The Bonds will mature on August 15, 2055 (the “Stated Maturity Date”) and will bear interest from the date of issuance at a rate of 5.850% per annum. Interest on the Bonds will be payable semi-annually in arrears on

February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2026, and at maturity (whether at the Stated Maturity Date, upon redemption or acceleration, or otherwise, “Maturity”). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on (a) the Regular Record Date, which will be the February 1 or August 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date or (b) so long as the Bonds are global bonds in book-entry form as described below, on the Business Day immediately preceding such Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Bonds will be made as described therein.

If we default in paying interest on a Bond, we will pay such defaulted interest either:

•	to Holders as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.)

If any Interest Payment Date, Redemption Date (as defined below) or Maturity of a Bond falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 116.)

“Redemption Date”, when used with respect to a Bond to be redeemed, means the date fixed for such redemption by or pursuant to the Mortgage. (See Section 101.)

Form; Transfers; Exchanges

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company,” or DTC’s nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee.

You may have your Bonds divided into Bonds of the same series of smaller denominations (of at least $2,000 and any larger amount that is an integral multiple of $1,000) or combined into Bonds of the same series of larger denominations, as long as the total principal amount is not changed. (See Section 305.)

There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

The Trustee acts as our agent for registering Bonds in the names of Holders and transferring the Bonds. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

Redemption

We may, at our option, redeem the Bonds, in whole at any time or in part from time to time. If we redeem the Bonds before February 15, 2055 (the date that is six months prior to the Stated Maturity Date), or the “Par Call Date,” the Bonds will be redeemed by us at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Bonds to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of Bonds to be so redeemed to the Redemption Date.

If we redeem the Bonds on or after the Par Call Date, the Bonds will be redeemed by us at a redemption price equal to 100% of the principal amount of the Bonds to be so redeemed, plus accrued and unpaid interest on the principal amount of the Bonds to be so redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate, verify or determine the redemption price or the Treasury Rate.

The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

The Bonds will be redeemable upon notice of redemption sent between 10 days and 60 days prior to the Redemption Date.

If less than all of the Bonds are to be redeemed, in the case of certificated Bonds, the Trustee will select the Bonds or portions thereof to be redeemed, and in the case of global Bonds, DTC will select the Bonds or portions thereof to be redeemed in accordance with its customary policies and procedures. In the absence of any provision for selection with respect to certificated Bonds, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

Security; Lien of the Mortgage

General

Except as described below under this heading and under “—Issuance of Additional Mortgage Securities,” and subject to the exceptions described under “—Satisfaction and Discharge,” all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by the lien of the Mortgage, which constitutes, subject to Permitted Liens as described below, a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity (other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and other than Excepted Property, as described below). We sometimes refer to our property that is subject to the lien of the Mortgage as “Mortgaged Property.”

We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See “—Release of Property.”

We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1401.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See “—Issuance of Additional Mortgage Securities.”

The Mortgage provides that after-acquired property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1303 and “—Consolidation, Merger and Conveyance of Assets as an Entirety.”

Excepted Property. The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Kentucky and not specifically subjected or required to be subjected to the lien of the Mortgage; property not used by us in our electric generation, transmission and distribution business; cash and securities not paid, deposited or held under the Mortgage or required so to be; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; hand and other portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not necessary in connection with the operation or maintenance of electric generation, transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to our property not covered by the lien of the Mortgage as “Excepted Property.” (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, would not be subject to the lien of the Mortgage.

Permitted Liens. The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage; Purchase Money Liens and other liens placed or otherwise existing on property acquired by us after the execution date of the Mortgage at the time we acquire it; tax liens and other governmental charges which are not delinquent or which are being contested in good faith; mechanics’, construction and materialmen’s liens; certain judgment liens; easements, reservations and rights of others (including governmental entities) in, and defects of title to, our property; certain leases and leasehold interests; liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced or otherwise acquired by us or by others on our property; rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; and liens which have been bonded or for which other security arrangements have been made. (See Granting Clauses and Section 101.)

The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1107.) Any such lien would be a Permitted Lien under the Mortgage.

Issuance of Additional Mortgage Securities

The maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is subject to the issuance restrictions described below; provided, however, that the maximum principal amount of Mortgage Securities outstanding at any one time shall not exceed One Quintillion Dollars ($1,000,000,000,000,000,000), which amount may be changed by supplemental indenture. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

•

66 2/3% of the Cost or Fair Value to the Company (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities (as described below); or

•	an amount of cash deposited with the Trustee. (See Article Four.)

Property Additions generally include any property which is owned by us and is subject to the lien of the Mortgage except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the acquisition or construction of which is properly chargeable to one of our operating expense accounts in accordance with U.S. generally accepted accounting principles. (See Section 104.)

Retired Securities means, generally, Mortgage Securities which are no longer outstanding under the Mortgage, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash. (See Section 101.)

We intend to issue the Bonds on the basis of Retired Securities. At June 30, 2025, approximately $711 million of Retired Securities and approximately $1.8 billion of Property Additions were available to us to be used as the basis for the authentication and delivery of Mortgage Securities (including the Bonds offered hereby).

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which sixty-six and two-thirds percent (66 2/3%) of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

•	an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

•

an amount equal to 66 2/3% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

•	the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

•

any amount of cash and/or an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released that is delivered to the trustee or other holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 803.)

As used in the Mortgage, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 101.)

Unless an Event of Default has occurred and is continuing, property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 804.)

The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 802, 805, 807 and 808.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 809.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of sixty-six and two-thirds percent (66

2/3%) of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage Securities which are redeemable (see Section 806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash delivered to the Trustee for such purpose. (See Section 404.)

Events of Default

An “Event of Default” occurs under the Mortgage if:

•	we do not pay any interest on any Mortgage Securities within 30 days of the due date;

•	we do not pay principal or premium, if any, on any Mortgage Securities on the due date;

•

we remain in breach of any other covenant under the Mortgage (excluding covenants specifically dealt with elsewhere in this section) in respect of any Mortgage Securities for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of outstanding Mortgage Securities; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we initiate corrective action within such 90-day period and we are diligently pursuing such action to correct the default; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 1001.)

Remedies

Acceleration of Maturity

If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be due and payable immediately. (See Section 1002.)

Rescission of Acceleration

After the declaration of acceleration has been made but before any sale of any of the Mortgaged Property has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

(i)	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Mortgage; and

(ii)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

(See Section 1002.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Appointment of Receiver and Other Remedies

Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 1016.)

Control by Holders; Limitations

Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee.

The rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Mortgage; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 1012 and 1103.)

In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder unless:

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 1007 and 1103.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 1008.)

Notice of Default

The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “—Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1102.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 709.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium, if any, or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 1013.)

Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 710.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases the Mortgaged Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State or Territory thereof or the District of Columbia; and

•

expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage; and

•	such entity confirms the lien of the Mortgage on the Mortgaged Property; and

•

in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default; and

•

immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

(See Section 1301.)

In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1304.)

The Mortgage does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity; or

•	any conveyance or other transfer, or lease, of any part of the Mortgaged Property which does not constitute the entirety or substantially the entirety thereof.

If following a conveyance or other transfer, or lease, of any part of the Mortgaged Property, the Fair Value of the Mortgaged Property retained by the Company exceeds an amount equal to three-halves (3/2) of the aggregate principal amount of all outstanding Mortgage Securities, then the part of the Mortgaged Property so conveyed, transferred or leased shall be deemed not to constitute the entirety or substantially the entirety of the Mortgaged Property. This Fair Value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1305 and 1306.)

Modification of Mortgage

Without Holder Consent. Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

•

to correct or amplify the description of any property at any time subject to the lien of the Mortgage; or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of the Mortgage; or to subject to the lien of the Mortgage additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the Mortgage for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property;

•	to add any additional Events of Default, which may be stated to remain in effect only so long as the Mortgage Securities of any one more particular series remains outstanding;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

•	to establish the form or terms of any series or tranche of Mortgage Securities;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a successor Trustee or by a co-trustee or separate trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

•	to change any place or places where:

•	we may pay principal, premium, if any, and interest,

•	Mortgage Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served;

•

to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect;

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect; or

•	to increase or decrease the maximum principal amount of Mortgage Securities that may be outstanding at any time.

In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1401.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Mortgage pursuant to a supplemental indenture. However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class. Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby:

•

change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable (or the method of calculating such rates) or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

•

create any lien (not otherwise permitted by the Mortgage) ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage;

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage; or

•	modify certain of the provisions of the Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to Mortgage Securities.

A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

(See Section 1402.)

Satisfaction and Discharge

Any Mortgage Securities or any portion of the principal amount thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

(See Section 901.)

Our right to cause our entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of any conditions specified in the instrument creating such series.

The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 902.)

All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to us upon our request. Thereafter, the Holder of such Bond may look only to us for payment. (See Section 703.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1110.)

Evidence to be Furnished to the Trustee

Compliance with Mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Mortgage requires us to give to the Trustee, not less than annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage.

Miscellaneous Provisions

The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Governing Law

The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Kentucky law.

Regarding the Trustee

The Trustee under the Mortgage is The Bank of New York Mellon (“BNY”). In addition to acting as Trustee, BNY also maintains various banking and trust relationships with us and some of our affiliates. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is acting as Trustee for the Bonds.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Bonds. The Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is, in turn, to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Secondary market trading between Clearstream Banking, société anonyme (“Clearstream”) participants and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

A Beneficial Owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of Bonds sold pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. Additionally, this summary only addresses beneficial owners of Bonds that purchase the Bonds on original issuance in this offering at their “issue price” (i.e., the first price at which a substantial portion of the Bonds is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Bonds as a “capital asset” within the meaning of Section 1221 of the Code (generally property held for investment).

This summary does not describe all of the U.S. federal income considerations that may be relevant to holders based on their particular circumstances (such as the potential application of the Medicare contribution tax on “net investment income” or the alternative minimum tax). This summary also does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, including, for example, brokers and dealers in securities or foreign currency, traders who elect to mark the Bonds to market, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, tax-exempt entities, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” persons holding a Bond as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, beneficial owners of our 3.300% Series First Mortgage Bonds due October 1, 2025, that may be repaid with the proceeds of this offering as set forth in “Use of Proceeds” above, persons subject to special rules applicable to former citizens and residents of the United States, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Bonds being taken into account in an applicable financial statement or U.S. Holders (as defined below) that have a functional currency that is not the U.S. dollar or who hold Bonds through a non-U.S. broker or other non-U.S. intermediary. Finally, this summary does not address the application of state, local or foreign tax laws, or any aspect of U.S. federal tax law other than those pertaining to income taxation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Bond that, for U.S. federal income tax purposes, is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States, any state therein or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or certain trusts which have a valid election in effect under applicable Treasury regulations to be treated as a United States person. Furthermore, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of a Bond other than a U.S. Holder. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Bonds, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Bonds and partners in such partnerships should consult their tax advisors.

We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of Bonds. There can be no assurance that the IRS will not challenge one or more of the conclusions described in this prospectus supplement. Prospective purchasers of the Bonds are advised to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the Bonds.

Effect of Certain Contingencies

In the circumstances described under “Description of the Bonds—Redemption” we may make payments on the Bonds in excess of stated interest and principal. This contingency implicates the provisions of the Treasury regulations relating to contingent payment debt instruments. Because the contingency is within our control, we intend to take the position that the possibility that any such payments will be made is remote and therefore the Bonds should not be treated as contingent payment debt instruments because of the possibility that these additional payments may be made. Our determination that these contingencies are remote is binding on a holder, unless the holder explicitly discloses a contrary treatment in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take and sustain a different position from that described above, in which case the timing, character and amount of taxable income in respect of the Bonds may be different from that described herein. Prospective holders are urged to consult their own tax advisors regarding the potential application to the Bonds of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the Bonds are not treated as contingent payment debt instruments.

U.S. Federal Income Tax Consequences for U.S. Holders

Interest

Generally, payments of stated interest on a Bond will be includible in a U.S. Holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is received or accrued in accordance with the U.S. Holder’s regular method of tax accounting. It is expected, and therefore this discussion assumes, that the Bonds will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of the Bonds

Upon a sale, exchange, retirement or other taxable disposition of a Bond, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized from such sale, exchange, retirement or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in gross income), and (ii) the U.S. Holder’s tax basis in the Bond. A U.S. Holder’s tax basis in a Bond generally will be the amount paid for such Bond. Any such gain or loss recognized by a U.S. Holder generally will be capital gain or loss and will be long term capital gain or loss if the Bond is held for more than one year. Long term capital gains of certain non-corporate U.S. Holders may be eligible for preferential tax rates. The deductibility of capital losses is subject to limitations under the Code. U.S. Holders are advised to consult their tax advisors regarding deductibility of capital losses in their particular situations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on a Bond and to the proceeds of the sale or other disposition of the Bond, unless the U.S. Holder is an exempt recipient and, if requested, establishes its status as an exempt recipient. Additionally, backup withholding, currently at a rate of 24%, may apply to such payments if a U.S. Holder (i) fails to provide a taxpayer identification number (“TIN”) certified under penalties of perjury, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) fails to certify that it is not subject to backup withholding. A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences for Non-U.S. Holders

Interest

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “FATCA,” payments of interest on the Bonds to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	the Non-U.S. Holder is not a bank for U.S. federal income tax purposes whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•

the beneficial owner of the Bonds provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or successor form) certifying, under penalties of perjury, that it is not a United States person (within the meaning of Section 7701(a)(30) of the Code) and providing its name and address; or the Non-U.S. Holder holds the Bonds through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

For purposes of the discussion below, interest and gain on the sale, exchange, retirement or other disposition of the Bonds will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base within the United States). A Non-U.S. Holder that receives interest that is U.S. trade or business income generally will be taxed on a net income basis at regular graduated rates, in substantially the same manner as a U.S. Holder, but will be exempt from U.S. federal withholding tax as long as the Non-U.S. Holder provides us or another relevant withholding agent with the appropriate documentation (typically, a properly executed IRS Form W-8ECI (or applicable successor form)). In the case of a Non-U.S. Holder that is classified as a corporation, such U.S. trade or business income also may be subject to a branch profits tax of 30% (subject to reduction or elimination under an applicable income tax treaty).

The gross amount of payments of interest that do not qualify for the portfolio interest exemption, and that are not U.S. trade or business income, generally will be subject to U.S. federal withholding tax at a rate of 30% unless a tax treaty applies to reduce or eliminate withholding. To claim the benefits of a tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). A Non-U.S. Holder claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under Treasury regulations, special procedures are provided for payments through qualified intermediaries.

Sale, Exchange, Retirement or Other Taxable Disposition of the Bonds

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, retirement or other taxable disposition of the Bonds (other than amounts attributable to accrued but unpaid interest, which will be treated in the manner described above under “-Non-U.S. Holders – Interest”) unless:

•	the gain is U.S. trade or business income (as defined above), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis at regular graduated rates, in substantially the same manner as a U.S. Holder (and a branch profits tax also may apply to a corporate Non-U.S. Holder); or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements (unless an applicable income tax treaty provides otherwise), in which case the gain generally will be taxable at a flat 30% rate (or a lower tax treaty rate, if available), subject to offset by certain U.S.-source capital losses.

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments that we make on the Bonds. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person (as defined in the Code), information returns may be filed with the IRS in connection with the proceeds from a sale or other taxable disposition of a Bond, and the Non-U.S. Holder may be subject to backup withholding tax (currently at a rate of 24%) on payments on the Bonds or on the proceeds from a sale or other taxable disposition of the Bonds. The certification procedures required to claim the exemption from withholding tax on interest described above generally will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax at a rate of 30% on interest payments on obligations that produce U.S. source income to certain foreign entities, including interest payments on the Bonds. Under current provisions of the Code, gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest, such as the Bonds, also can be subject to the FATCA withholding tax. Treasury regulations have been proposed, however, that would eliminate FATCA withholding tax on such gross proceeds. According to the preamble to such proposed Treasury regulations, taxpayers generally may rely on the proposed Treasury regulations until final Treasury regulations are issued (which regulations could be subject to change).

In the case of payments made to a foreign financial institution (“FFI”), whether as a beneficial owner or intermediary, FATCA withholding tax generally will be imposed, subject to certain exceptions, unless such institution enters into and complies with an agreement with the IRS to, among other things, collect and provide to the U.S. tax authorities certain information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from the FATCA rules. In the case of payments made to a foreign entity that is not a FFI, FATCA withholding tax generally will be imposed, subject to certain exceptions, unless such foreign entity provides the withholding agent with a certification that it does not have any substantial U.S. owner (generally, any specified United States person that directly or indirectly owns more than 10% of such entity) or that identifies its substantial U.S. owners or qualifies for an exemption from these rules and provides documentation (such as an IRS Form W-8BEN-E). We will not pay additional amounts to holders with respect to any amounts required to be withheld under FATCA. Prospective investors are encouraged to consult their own tax advisors regarding the implications of FATCA to their acquisition, ownership and disposition of the Bonds.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO COVER ALL OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO

HOLDERS BASED ON THEIR PARTICULAR CIRCUMSTANCES. PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

KU and the underwriters for the offering named below, for whom BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. are acting as representatives, have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
BofA Securities, Inc.	$112,000,000
Goldman Sachs & Co. LLC	112,000,000
J.P. Morgan Securities LLC	112,000,000
Scotia Capital (USA) Inc.	112,000,000
MUFG Securities Americas Inc.	89,250,000
Truist Securities, Inc.	89,250,000
BNY Mellon Capital Markets, LLC	17,500,000
Huntington Securities, Inc.	17,500,000
SMBC Nikko Securities America, Inc.	17,500,000
Academy Securities, Inc.	7,000,000
AmeriVet Securities, Inc.	7,000,000
Bancroft Capital, LLC	7,000,000

Total	$700,000,000

The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken. The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Bonds sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial price to the public of up to 0.525% of the principal amount of the Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to the public of up to 0.350% of the principal amount of the Bonds. If all the Bonds are not sold at the initial price to the public, the underwriters may change the offering price and the other selling terms.

The Bonds are a new issue of securities with no established trading market. We do not intend to apply for the Bonds to be listed on any securities exchange or to arrange for the Bonds to be quoted on any quotation system. KU has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

It is expected that delivery of the Bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the seventh business day (T+7) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Bonds on the date of this prospectus supplement or the next five succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of this prospectus supplement or the next five succeeding business days should consult their own advisors.

KU estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

KU has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to KU and to persons and entities with relationships with KU, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under the credit or other borrowing facilities of KU and its affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of KU (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with KU. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates hold a portion of the debt that we intend to repay using the net proceeds of this offering. As such, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offering of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is acting as Trustee for the Bonds.

Notices to Prospective Investors

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the Bonds or possession or distribution of this prospectus or any other offering or publicity material relating to the Bonds in any country or jurisdiction (other than the United States) where any such action for that purpose is required.

Canada

The Bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Bonds in any member state of the EEA will be made pursuant to an exemption under the Prospectus

Regulation from the requirement to publish a prospectus for offers of the Bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Hong Kong

This prospectus supplement and the accompanying prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the Bonds. The Bonds have not been, and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Bonds has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authorities, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither have they been nor will they be registered with the Registrar of Companies in Hong Kong. The Bonds may not be offered for subscription to members of the public in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice. Each person acquiring the Bonds will be required, and is deemed by the acquisition of the Bonds, to confirm that such person is aware of the restriction on offers of the Bonds described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any Bonds in circumstances that contravene any such restrictions and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

Japan

This offering of the Bonds has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, the Bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Bonds may not be circulated or distributed, nor may the Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in

Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;

(2)

(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law; or

(5)	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Bonds are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Bonds. The Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Bonds in Taiwan.

United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Bonds have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the Bonds has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

United Kingdom

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation 2017/1129/EU as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Bonds in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

EXPERTS

The financial statements of Kentucky Utilities Company as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement by reference to Kentucky Utilities Company’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

VALIDITY OF THE BONDS

Troutman Pepper Locke LLP, Atlanta, Georgia, and John P. Fendig, Esq., Corporate Secretary of KU and Senior Counsel of PPL Services Corporation will pass upon the validity of the Bonds for KU. Hunton Andrews Kurth LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of KU and KU’s title to its property and the liens of the Mortgage upon KU’s properties will be passed upon only by Mr. Fendig and Stoll Keenon Ogden PLLC, Louisville, Kentucky. As to matters involving the law of the Commonwealths of Kentucky and Virginia, Troutman Pepper Locke LLP and Hunton Andrews Kurth LLP will rely on the opinion of Mr. Fendig and Stoll Keenon Ogden PLLC, Louisville, Kentucky. Hunton Andrews Kurth LLP acts and, in the past has acted, as counsel to KU and its affiliates in connection with various matters.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 2.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) PPL Preferred Stock or debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts;

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented, which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties, subject to certain exceptions to be described in a prospectus supplement;

•

LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented, which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties, subject to certain exceptions to be described in a prospectus supplement; and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented, which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties, subject to certain exceptions to be described in a prospectus supplement.

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital

Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LG&E and KU, as applicable, for the year ended December 31, 2023, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer and our other filings incorporated by reference herein and therein may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially and adversely from the forward-looking statements:

•	strategic acquisitions, dispositions, or similar transactions, and our ability to consummate these business transactions or realize expected benefits from them;

•

pandemic health events or other catastrophic events such as fires, earthquakes, explosions, floods, droughts, tornadoes, hurricanes and other extreme weather-related events (including events potentially caused or exacerbated by climate change) and their impact on economic conditions, financial markets and supply chains;

•	capital market conditions, including the availability of capital, credit or insurance, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	volatility in or the impact of other changes in financial markets, commodity prices and economic conditions, including inflation;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	the outcome of rate cases or other cost recovery, revenue or regulatory proceedings;

•	the direct or indirect effects on PPL or its subsidiaries or business systems of cyber-based intrusion or the threat of cyberattacks;

•	significant changes in the demand for electricity;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	the effectiveness of our risk management programs, including commodity and interest rate hedging;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	a material decline in the market value of PPL’s equity;

•

significant decreases in the fair value of debt and equity securities and their impact on the value of assets in defined benefit plans, and the related cash funding requirements if the fair value of those assets decline;

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities, interest payable on certain debt securities, and the general economy;

•	the potential impact of any unrecorded commitments and liabilities of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	adverse changes in the corporate credit ratings or securities analyst rankings of PPL and its securities;

•	any requirement to record impairment charges pursuant to Generally Accepted Accounting Principles with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gases or the physical effects of climate change;

•

continuing ability to access fuel supply for LG&E and KU, as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E and Rhode Island Energy (“RIE”);

•	war, armed conflicts, terrorist attacks, or similar disruptive events, including the ongoing conflicts in Ukraine, the Red Sea and Gaza;

•	changes in political, regulatory or economic conditions in states or regions where PPL or its subsidiaries conduct business;

•	the ability to obtain necessary governmental permits and approvals;

•	changes in state or federal tax laws or regulations;

•	changes in state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of changing expectations and demands of our customers, regulators, investors and stakeholders, including views on environmental, social and governance concerns;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	collective labor bargaining negotiations and labor costs; and

•	the outcome of litigation involving PPL and its subsidiaries.

Any forward-looking statements should be considered in light of these important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, we undertake no obligation to update the information contained in the statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, headquartered in Allentown, Pennsylvania, is a utility holding company, incorporated in 1994. PPL Corporation, through its regulated utility subsidiaries, delivers electricity to customers in Pennsylvania, Kentucky, Virginia, and Rhode Island; delivers natural gas to customers in Kentucky and Rhode Island; and generates electricity from power plants in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

Kentucky Regulated

The Kentucky Regulated segment consists primarily of the regulated electricity generation, transmission and distribution operations conducted by LG&E and KU, as well as LG&E’s regulated distribution and sale of natural gas. As of December 31, 2023, LG&E provided electric service to approximately 436,000 customers and provided natural gas service to approximately 335,000 customers in Kentucky, and KU delivered electricity to approximately 573,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

The Pennsylvania Regulated segment includes the regulated electricity transmission and distribution operations of PPL Electric. As of December 31, 2023, PPL Electric delivered electricity to approximately 1.5 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

Rhode Island Regulated

The Rhode Island Regulated segment consists primarily of the regulated electricity transmission and distribution operations and regulated distribution and sale of natural gas conducted by RIE. As of December 31, 2023, RIE delivered electric service to approximately 500,000 customers and natural gas service to approximately 270,000 customers in Rhode Island.

PPL Corporation’s subsidiaries, including PPL Electric, LG&E, KU and RIE, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LG&E, KU or RIE will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2023, PPL Electric delivered electricity to approximately 1.5 million customers in a 10,000 square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the Pennsylvania Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LG&E and KU Energy LLC (“LKE”) and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky.

As of December 31, 2023, LG&E provided electric service to approximately 436,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 335,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky and Virginia.

As of December 31, 2023, KU provided electric service to approximately 545,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, covering approximately 4,800 non-contiguous square miles. As of December 31, 2023, KU also sold wholesale electricity to two municipalities in Kentucky under load following contracts. In Virginia, KU operates under the Old Dominion Power name.

KU is subject to regulation as a public utility by the KPSC and the Virginia State Corporation Commission, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of KU are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LG&E and KU each file reports and other information with the SEC. The SEC maintains an Internet site that contains information PPL Corporation, PPL Electric, LG&E and KU have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investors” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Electric, LG&E and KU, as applicable, can be inspected at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2023

PPL Corporation’s 2023 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022)	Filed on April 4, 2023

Current Reports on Form 8-K	Filed on January 5, 2024

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2023

Current Reports on Form 8-K	Filed on January 5, 2024

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2023

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2023

Additional documents that PPL Corporation, PPL Electric, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation and PPL Electric Utilities Corporation and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company incorporated by reference in this Prospectus by reference to their Annual Reports on Form 10-K for the year ended December 31, 2023, and the effectiveness of PPL Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Davis Polk & Wardwell LLP, New York, New York, and W. Eric Marr, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation and PPL Capital Funding. Bracewell LLP, New York, New York and Mr. Marr will pass upon the validity of any PPL Electric Securities for PPL Electric. Bracewell LLP and John P. Fendig, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of any LG&E and KU Securities for those issuers. Hunton Andrews Kurth LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Bracewell LLP, Davis Polk & Wardwell LLP and Hunton Andrews Kurth LLP will rely on the opinion of Mr. Marr as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia.